AMENDMENT NO.  3

December 1, 2008

PRINCIPAL UNDERWRITER’S AGREEMENT

The Principal Underwriter’s Agreement dated April 1, 2002, as previously amended, (the “Agreement”), by and among Sun Life Assurance Company of Canada (U.S.) (“Sun Life (U.S.)”) and Clarendon Insurance Agency, Inc. (“Clarendon”) is hereby further amended as follows.

1.	Paragraph II D(2), captioned “Sun Life (U.S.)’s Responsibilities”, is hereby deleted in its entirety, and replaced with the following effective as of this Amendment:

“Sun Life (U.S.) shall make available to Clarendon, as necessary, Plan prospectuses, applications and sales and advertising material.  Sun Life (U.S.) shall be responsible for the approval of sales and advertising material if required by state and other local insurance regulatory authorities.   It is understood and acknowledged that Sun Life (U.S.), in its capacity and at its own expense as the insurance company developing, issuing and administering the subject Plans, performs various general corporate support activities and functions in furtherance of its business, including, by way of example and not of limitation, accounting, systems, human resources, facilities management, legal, and compliance, some of which may, from time to time, also be in furtherance of the principal underwriter, and related wholesaling, function contemplated by this Agreement.”

2.	Paragraph V, captioned “Expense Reimbursement”, is hereby deleted in its entirety, and replaced with the following effective as of this Amendment:

“V. Charges and Payment.  Sun Life (U.S.) agrees to reimburse Clarendon for the cost of services provided by Clarendon to Sun Life (U.S.) pursuant to this Agreement.  The charge to Sun Life (U.S.) for such services shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Sun Life (U.S.) by Clarendon, plus a reasonable charge for direct overhead, the amount of such charge for overhead to be agreed upon by the parties from time to time.

The allocable expenses and overhead charges shall include, without limitation: all necessary examination and registration fees and other expenses of any type incurred by Clarendon with respect to the registration with FINRA of individuals employed by or otherwise associated with Sun Life (U.S.);  all necessary training and continuing education expenses incurred by Clarendon with respect to FINRA-registered individuals who are employed by or otherwise associated with Sun Life (U.S.); all filing fees incurred by Clarendon with respect to the filing with FINRA of sales and advertising material for the Plans; salaries and payroll taxes for personnel performing services; license and registration fees; equipment and supplies; computer charges; consulting, accounting and legal fees; travel expenses; rent and other reasonable and customary business overhead charges; and all other charges, costs, and expenses reasonably incurred in connection with providing the services contemplated hereunder.  In general, expenses will be allocated on the basis of an allocation methodology in accordance with customary cost accounting procedures consistently applied, and in proportion to Sun Life (U.S.)’s utilization of the services contemplated hereunder.

Within thirty (30) days after the last day of each month, Clarendon intends to submit to Sun Life (U.S.) a detailed written statement of charges due from Sun Life (U.S.) to Clarendon in the preceding calendar month.  Clarendon reserves the right to provide statements on a less frequent basis, but in no event less than on a quarterly basis.  Each statement shall include charges not included in any previous statements, and any balance payable or to be refunded as shown in the statement shall be paid or refunded within thirty (30) days following receipt of the written statement by Sun Life (U.S.).

If Sun Life (U.S.) objects to Clarendon’s determination of charges hereunder, it shall so advise Clarendon within thirty (30) days of receipt of said determination.  Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants, which shall determine the charges properly allocable to Sun Life (U.S.) and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing to Clarendon and Sun Life (U.S.), whereupon such determination shall be binding.  The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by Clarendon and Sun Life (U.S.).”

3.	This Amendment does not alter, amend or modify the Agreement other than as set forth in this Amendment, and it is subject otherwise to all the terms and conditions of the Agreement.

In Witness Whereof, each of the undersigned parties has executed this Amendment, by its duly authorized officers, as of the date first above written.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)

By:           ____________________________________
Name:   Ronald H. Friesen
Title:           Authorized Signer

By:           ____________________________________
Name:           Michael K. Moran
Title:           Authorized Signer

CLARENDON INSURANCE AGENCY, INC.

By:           ____________________________________
Name:           Jane F. Jette
Title:           Authorized Signer

By:           ____________________________________
Name:           Matthew S. MacMillen
Title:           Authorized Signer

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AMENDMENT NO. 3
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